EXHIBIT 99.1


 Rayovac Extends Tender Offer for United Industries Corporation's 9 7/8% Notes

ATLANTA, Feb 01, 2005 /PRNewswire-FirstCall via COMTEX/ -- Rayovac Corp. (NYSE:
ROV), a global consumer products company with a diverse portfolio of world-class brands, announced today that it is extending the expiration date of its tender offer for United Industries Corporation's 9 7/8% Notes from 12:00 midnight, New York City time, on Wednesday, February 2, 2005, to 9:00 a.m., New York City time, on Monday, February 7, 2005.

Rayovac's obligation to accept the notes for payment is contingent, among other things, on the closing of its acquisition of United Industries. The tender offer expiration date is being extended to coincide with the anticipated closing of the United Industries acquisition.

As of 5:00 p.m., New York City time, on February 1, 2005, Rayovac has received tenders from holders of $218.9 million in aggregate principal amount of the notes, representing approximately 94.4% of the outstanding notes.

Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation dated January 5, 2005, and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation at 800-290-6427 (U.S. toll free) or 212-269-5550 (collect). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (U.S. toll free) or 704-388-9217 (collect).

About Rayovac:

Rayovac is a global consumer products company and one of the largest battery, shaving and grooming, and lighting companies in the world. Through a diverse and growing portfolio of world-class brands -- including Rayovac, Varta and Remington -- Rayovac holds leading market positions in a number of major product categories. The company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has 6,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol ROV.

Forward-Looking Statements

Certain matters discussed in the news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to close and finance the contemplated United acquisition as anticipated, (2) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (3) changes in external competitive market factors, such as introduction of new product features of technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Rayovac and United offer, (5) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (6) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (7) various other factors, including those discussed herein and those set forth in Rayovac's and United's securities filings, including their most recently filed Forms 10Q and Annual Reports on Form 10-K.

SOURCE Rayovac Corp.

Nancy O'Donnell VP Investor Relations of Rayovac Corp., +1-770-829-6208

http://www.prnewswire.com

                                       2